Exhibit 10.9

CONSENT, TERMINATION AND RELEASE AGREEMENT

THIS CONSENT, TERMINATION AND RELEASE AGREEMENT, dated as of the 3rd day of March, 2010 (this “Agreement”), is entered into by and among Max Capital Group Ltd. (f/k/a Max Re Capital Ltd.) (the “Company”), Harbor Point Limited (“Harbor Point”), Moore Holdings, L.L.C. (“Moore Holdings”) and Moore Global Investments LLC (“Moore Investments” and, together with Moore Holdings, the “Moore Entities”).

RECITALS

A. The Company and the Moore Entities are parties to that certain Shareholders’ Agreement, dated as of December 22, 1999 (the “Shareholders’ Agreement”);

B. The Company, Alterra Holdings Limited, a wholly owned subsidiary of the Company (“Amalgamation Sub”), and Harbor Point are parties to that certain Agreement and Plan of Amalgamation, dated as of the date hereof (the “Amalgamation Agreement”), pursuant to which the Company, Amalgamation Sub and Harbor Point have agreed to effect an amalgamation (the “Amalgamation”) of Amalgamation Sub and Harbor Point, subject to the terms and conditions set forth in the Amalgamation Agreement; and

C. In connection with the Amalgamation, the Company intends to grant registration rights to the Moore Entities and certain other shareholders of the Company pursuant to a Registration Rights Agreement, substantially in the form of Exhibit A attached hereto, to be entered into on the Closing Date (as such term is defined in the Amalgamation Agreement), among the Company, the Moore Entities and the other shareholders named therein (the “Registration Rights Agreement”).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consent. Each of the Moore Entities hereby irrevocably consents and agrees to (i) the terms of the Registration Rights Agreement, including, without limitation, to all rights to be granted by the Company to the parties thereto, (ii) execute and deliver the Registration Rights Agreement at the Closing and (iii) the execution, delivery and performance of the Registration Rights Agreement by the Company and the consummation of the transactions contemplated thereby.

2.	Termination of the Shareholders’ Agreement. Each of the Moore Entities and the Company hereby agree that, at the Effective Time (as such term is defined in the Amalgamation Agreement), without any further action by any of the parties: (i) the Shareholders’ Agreement shall automatically and irrevocably terminate and be rescinded and cease to be in force and effect as it relates to such parties; (ii) all rights and privileges granted, accruing or inuring pursuant to the Shareholders’ Agreement shall automatically be irrevocably relinquished and surrendered as it relates to such parties; and (iii) all obligations and duties owed or required to be performed pursuant to the Shareholders’ Agreement shall automatically be irrevocably waived and released as it relates to such parties and (iv) each of the Moore Entities for itself and its affiliates, and each of their respective former, present and future direct and indirect parents, predecessors, direct and indirect subsidiaries and the successors or assigns of the foregoing persons and entities (which for the avoidance of doubt, shall not include the Company, collectively, the “Moore Releasing Entities”) and each of its respective directors, officers, employees, managers, members, partners, shareholders, agents, designees, representatives, counsel, accountants, auditors, advisors, heirs, executors and administrators and each person or entity, if any, controlling any of the Moore Releasing Entities within the meaning of Section 15 of the United States Securities Act of 1933, as amended, or Section 20 of the United States Securities Exchange Act of 1934, as amended, and the successors and assigns of the foregoing persons or entities (which for the avoidance of doubt, shall not include the Company, with the Moore Releasing Entities, collectively, the “Moore Releasing Parties”) do hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely, irrevocably and immediately remise, release, acquit, exculpate and forever discharge the Company and any of its respective directors, officers, employees, shareholders, agents, designees, representatives, counsel, accountants, auditors, advisors, heirs, executors and administrators and each person or entity, if any, controlling any of the foregoing persons or entities within the meaning of Section 15 of the United States Securities Act of 1933, as amended, or Section 20 of the United States Securities Exchange Act of 1934, as amended, and the successors and assigns of the foregoing persons or entities (which for the avoidance of doubt, shall not include the Company, collectively, the “Company Released Parties”), and their respective assets, properties and interests, from and against all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, judgments, claims and demands whatsoever in law or in equity, known or unknown, in any way related to, in connection with or arising out of the Shareholders’ Agreement, which any of the Moore Releasing Parties, ever had, now has, or hereafter can, shall or may have, based upon or by reason of any fact, circumstance, matter, cause or thing whatsoever at or before the Effective Time (as such term is defined in the Amalgamation Agreement).

3.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Moore Entities as follows:

i.	The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the Moore Entities) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

ii.	Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (a) violate any provision of the organizational documents of the Company, (b) violate any law, governmental order or judgment applicable to it or any of its subsidiaries or any of their respective properties or assets or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties, rights, obligations or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

iii.	A true and correct copy of the Shareholders’ Agreement is attached as Exhibit B hereto.

4.	Representations and Warranties of the Moore Entities. Each of the Moore Entities hereby represents and warrants as follows:

i.	It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

ii.

Neither the execution, delivery and performance of this Agreement by it nor the consummation of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, (a) violate any provision of its organizational documents, (b) violate any law, governmental order or judgment applicable to it or any of its subsidiaries or any of their respective properties or assets or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties, rights, obligations or assets of it or any of its subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation or instrument to which it or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.	Waiver of Notice and Conditions. Each of the Moore Entities and the Company agrees that (i) any requirement for notice (whether written or oral) with respect to the termination of the Shareholders’ Agreement is hereby irrevocably waived and (ii) any other requirements or conditions precedent to the termination of the Shareholders’ Agreement are hereby irrevocably waived or shall be deemed to have been satisfied hereunder, as the case may be.

6.	Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Agreement are intended to bind the parties to each other and are not intended and do not create rights in any other person or entity and no person or entity is intended to be or is a third party beneficiary of any of the provisions of this Agreement.

7.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

8.

Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (i) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (ii) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

9.	Amendment. This Agreement may not be terminated or amended, and the non-performance by any party of any of the covenants and agreements set forth in this Agreement may not be waived, except by an instrument in writing signed on behalf of each of the parties hereto and each of the third party beneficiaries hereof. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (i) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (i) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

10.	Expenses. All costs and expenses (including the fees and expenses of investment bankers, accountants and counsel) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

11.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

12.	Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.

Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

MAX CAPITAL GROUP LTD.

By:	/s/ Peter Minton
Name:	Peter Minton
Title:	Chief Operating Officer

MOORE HOLDINGS, LLC

By:	/s/ James Kaye
Name:	James Kaye
Title:	Vice President

MOORE GLOBAL INVESTMENTS, LTD

By:	/s/ James Kaye
Name:	James Kaye
Title:	Vice President

HARBOR POINT LIMITED

By:	/s/ John R. Berger
Name:	John R. Berger
Title:	Chief Executive Officer and President

[Signature Page to Consent, Termination and Release Agreement]